Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549




February 22, 2002

Dear Sir:

We have read Item 4 included in the Form 8-K dated February 20, 2002 of First National Bancshares, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/  CRISP HUGHES EVANS, LLP



cc:  Jerry L. Calvert, President and Chief Executive Officer